Exhibit 8.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

PARANOVUS ENTERTAINMENT TECHNOLOGY LTD.

As of the date of this amendment to the annual report*

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time	% of Ownership

Happiness Biology Technology Group Limited (“Happiness Hong Kong”)	Hong Kong	March 5, 2018	100% by Happiness Development

Happiness (Nanping) Biotech Co., Limited (“Happiness Nanping”)	People’s Republic of China	June 1, 2018	100% by Happiness Hong Kong

Fujian Happiness Biotech Co., Limited (“Fujian Happiness”)	People’s Republic of China	November 19, 2004	100% by Happiness Nanping

Shunchang Happiness Nutraceutical Co., Limited (“Shunchang Happiness”)	People’s Republic of China	May 19, 1998	100% by Fujian Happiness

Fujian Shennong Jiagu Development Co., Ltd. (“Fujian Shennong”)	People’s Republic of China	December 10, 2012	100% by Fujian Happiness

Fuzhou Hekangyuan Trading Co., Ltd. (“Hekangyuan”)	People’s Republic of China	October 13, 2017	100% by Fujian Happiness

Happy Buy (Fujian) Internet Technology Co., Limited (“Happy Buy”)	People’s Republic of China	June 17, 2020	100% by Happiness Nanping

Taochejun (Fujian) Auto Sales Co., Limited (“Taochejun”)	People’s Republic of China	April 27, 2021	51% by Happiness Nanping

2lab3 LLC	Delaware	August 12, 2022	100% by Paranovus Entertainment Technology Ltd.

*	Other subsidiaries and consolidated entities of Happiness Development Group Limited have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.